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                          CERTIFICATE OF INCORPORATION

                           (ARTICLES OF ASSOCIATION)

                                       OF

                              VISTA BANCORP, INC.

The undersigned incorporator, being over the age of eighteen years, for the purpose of forming a corporation under the New Jersey Business Corporation Act, does hereby execute the following Certificate of Incorporation:

1.CORPORATE NAME. The name of the Corporation is Vista Bancorp, Inc.

2.REGISTERED OFFICE AND AGENT. The address of the Corporations's initial registered office is 305 Roseberry Street, Phillipsburg, New Jersey, and the name of the registered agent at such address is Barbara Harding.

         3. CORPORATE PURPOSES. The purpose or purposes for which the Corporation is organized are:

         (a) To act as a bank holding company, with all of the rights, powers and privileges, and subject to all of the limitations, specified in any applicable state or federal legislation from time to time in effect;

         (b) To engage in any other activities within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

         4. CAPITALIZATION. The total authorized capital stock of the Corporation shall consist of 10,000,000 shares of common stock, par value $.50 per share.

         5. PREEMPTIVE RIGHTS. Shareholders of the Corporation shall have preemptive rights to subscribe for, purchase or receive any shares of the Corporation, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of the Corporation, or any options or rights to purchase any such shares or securities issued or sold by the Corporation for cash or any other form of consideration; except that shareholders will not have preemptive rights with respect to shares issued pursuant to Section 14A:5-29(d) of the New Jersey Business Corporation Act or in connection with any Employee Stock Purchase Plan, Board of Directors' Stock Purchase Plan, or Shareholders' Dividend Reinvestment Plan.

         6. INITIAL DIRECTORS. The number of directors constituting the initial Board of Directors of the Corporation shall be twelve; and the names and addresses of the directors are:

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        Name                                  Address
        ----                                  -------
Albert L. Baldock                     Buckwampum Farm, Box 385, Springtown, PA

John J. Cane                          677 Hillcrest Boulevard, Phillipsburg, NJ

Richard A. Cline                      Box 559, RD No. 2, Stewartsville, NJ

Harold John Curry                     658 Hillcrest Boulevard, Phillipsburg, NJ

Louis Hajdu                           Box A, 710 New Brunswick Avenue, Alpha, NJ

Barbara Harding                       1059 Logan Street, Phillipsburg, NJ

David L. Hensley                      4545 Meadow Drive, Nazareth, PA

William B. Hutchens                   7 Hawthorne Court, Easton, PA

Thomas F. McGinley                    903 N. 32nd Street, Allentown, PA

Robert B. Meyner                      16 Olden Lane, Princeton, NJ

Mark A. Reda                          RD No. 3, Box 61, Phillipsburg, NJ

A. James Sederis                      98 Bald Eagle, RD No. 2, Hackettstown, NJ

         7. INCORPORATION. The name and address of the sole incorporator is:
Barbara Harding, 1059 Logan Street, Phillipsburg, NJ 08865.

         8. DIRECTOR LIABILITY. A member of the Board of Directors of the Corporation shall not be held personally liable for damages resulting from a breach of any duty owned to the Corporation or its shareholders, except that:

         (a) A director shall not be relieved of liability for an act or omission in breach of that person's duty of loyalty to the Corporation or its shareholders;

         (b) A director shall not be relieved of liability for an act or omission that is not in good faith, or involves a knowing violation of the law; or

         (c) A director shall not be relieved of liability for an act or omission resulting in receipt by that person of an improper personal benefit.

         9. CLASSIFICATION OF DIRECTORS. The directors shall be divided into three classes, as nearly equal in number as possible, known as Class A, consisting of not more than eight directors; Class B, consisting of not more than eight directors; and Class C, consisting of not more than nine directors. Such classification shall become effective at the first annual meeting of shareholders in 1989. The initial directors of Class A shall serve until the second annual meeting of shareholders in 1990. At the second annual meeting of the shareholders, the directors of Class A shall be elected for a term of three years and, after expiration of such term, shall thereafter be elected every three years for three year terms. The initial directors of Class B shall serve until the third annual meeting of shareholders in 1991. At the third annual meeting of the shareholders, the directors of Class B shall be elected for a term of three years and, after the expiration of such term, shall thereafter be elected every three years for three year terms. The initial directors of Class C shall serve until the fourth annual meeting of shareholders in 1992. At the

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fourth annual meeting of shareholders, the directors of Class C shall be elected for a term of three years and, after the expiration of such term, shall thereafter be elected every three years for three year terms. Each director shall serve until his/her successor shall have been elected and shall qualify, even though his/her term of office as herein provided has otherwise expired, except in the event of his/her earlier resignation, removal or disqualification.

         10. CUMULATIVE VOTING RIGHTS. In the election of directors, each shareholder entitled to vote at such election shall have the right to cumulate his votes by giving one candidate as many votes as the number of such directors multiplied by the aggregate number of his votes, or by distributing such votes on the same principle among any number of such candidates.

         11. OPPOSITION OF TENDER (OR OTHER OFFER)

         (a) The Board of Directors may, if it deems it advisable, oppose a tender or other offer for the Corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the Board of Directors to oppose a tender or other offer for this Corporation's securities, the Board of Directors may, but shall not be legally obligated to, consider any or all the following:

                 (1) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation.

                 (2) Whether a more favorable price could be obtained for the Corporations's securities in the future.

                 (3) The social and economic effects of the offer or transaction on the Corporation and any of its subsidiaries, employees, depositors loan and other customers, creditors, shareholders and other elements of the communities in which the Corporation and any of its subsidiaries operate or are located.

                 (4) The reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation's stock.

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                 (5) The value of the securities (if any) which the offeror is offering in exchange for the Corporation's securities, based on an analysis of the worth of the corporation or other entity whose securities are being offered.

                 (6) The business and financial condition and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible effect of such conditions upon the Corporation and any of its subsidiaries and the other elements of the communities in which the Corporation and any of its subsidiaries operate or are located.

                 (7) Any antitrust of other legal and regulatory issues that are raised by the offer.

         (b) If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

         12. BUSINESS COMBINATIONS.

         (a) No merger, consolidation, liquidation or dissolution of the Corporation, nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of:

                 (1) the holder of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the Corporation; or

                 (2) the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Common Stock of the Corporation, provided that such transaction has received the prior approval of eighty percent (80%) of the entire Board of Directors.

         Any business combination initiated by a 5% Stockholder (as hereinafter defined) shall also require the percentage approval referenced in subparagraphs a(1) and a(2).


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        (b) Not withstanding the percentage approval referenced in subparagraphs
         a(1) and a(2), no merger, consolidation, liquidation or dissolution of the Corporation, nor any action that would result in the sale or other disposition of all or substantially all the assets of the Corporation shall be valid unless the cash or fair market value of the property, securities or other consideration to be received per share by holders of Common Stock of the Corporation is at least equal to the higher of the following:

                 (1) the highest per share price (with appropriate adjustments for recapitalization and for stock splits, stock dividends and like distributions) paid by the 5% Stockholder in acquiring any of its holdings of the Corporation's Common Stock; and

                 (2) the market value per share of common stock on the announcement date with respect to such Business Combination.

         (c) For the purpose of this Article 12:

                 (1) A " person" shall mean any individual, firm, corporation or other entity.

                 (2) "5% Stockholder" shall mean, in respect of any business combination, any person (other than the Corporation or any Subsidiary) who or which, as of the record date for the determination of stockholders entitled to notice of and to vote on such business combination, or immediately prior to the consummation of any such transaction,

                        a. is the beneficial owner, directly or indirectly, of not less than 5% of the Voting Shares, or

                        b. is an Affiliate of the Corporation and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of not less than 5% of the then outstanding Voting Shares, or

                 (3) A person shall be the "beneficial owner" of any Voting
                 Shares:

                        a. which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially own, directly or indirectly; or


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                        b. which such person or any of its Affiliates or
                        Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

                        c. which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation.

                 (4) The term "other consideration to be received" shall include, without limitation, Common Stock of the Corporation retained by its existing public stockholders in the event of a business combination in which the Corporation is the surviving corporation.

                 (5) "Affiliate" and "Associates" shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations of the Securities Exchange Act of 1934.

                 (6) The term "market value" shall mean:

                        a. in the case of stock, the highest closing sale price during the thirty-day period immediately preceding the date in question of a share of such stock on the composite tape for New York stock-exchange-listed stocks, or, if such stock is not quoted on such composite tape or if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the thirty-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and

                        b. in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.
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         13. AMENDMENTS TO ARTICLES.  Articles 5, 9, 10, 11, 12, and 13 may not
be amended unless first approved by the affirmative vote of:

                 (a) the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the Corporation; or

                 (b) the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Common Stock of the Corporation, provided that such amendment has received the prior approval of eighty percent (80%) of the entire Board of Directors.

IN WITNESS WHEREOF, the undersigned incorporator subscribes this Certificate and affirms it as true under the penalties of perjury on this 4th day of March, 1988

                                             By:/s/Barbara Harding
                                             -----------------------------------
                                                Barbara Harding, Incorporator

State of New Jersey     )
                        ):s.

County of Warren        )

         On this 4th day of March, 1988, before me, the subscriber, personally appeared Barbara Harding, to me known and known to me to be the same person described in and who executed the foregoing Certificate of Incorporation, and she severally duly acknowledged to me that she executed the same.

                                                      /s/Jean D. Willever
                                                      -------------------------
                                                               Notary Public